EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors
Grand Toys International, Inc.

We consent to the use of our report dated March 12, 2004, except for note 21 which is as of March 30, 2004, with respect to the consolidated balance sheets of Grand Toys International, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chartered Accountants

April 5, 2004